Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 19, 2026, with respect to the ﬁnancial statements of Tarsier Pharma Ltd., included herein and to the reference to our ﬁrm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin

Somekh Chaikin

Member Firm of KPMG International

Tel Aviv, Israel

June 8, 2026